Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact:	Albert W. Ondis
	Joseph P. O’Connell	August 15, 2006
Astro-Med, Inc.
(401) 828-4000

Astro-Med Reports Record Quarterly Sales;

Directors Declare Regular Cash Dividend

West Warwick, RI, August 15, 2006 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $740,000, equal to 10 cents per diluted share, on record sales of $16,267,000 for the Second Quarter ended July 29, 2006. Net income for the quarter includes expenses of approximately $86,000 after tax, or 1 cent per diluted share for stock-based compensation. For the corresponding period of the previous year, the Company reported net income of $622,000, equal to 9 cents per diluted share, on sales of $14,648,000.

For the six-month period ended July 29, 2006 net income was $1,283,000, equal to 17 cents per diluted share on sales of $31,908,000. Net income for the six-month period includes expenses of approximately $173,000 after tax, or 2 cents per share for stock-based compensation. During the corresponding period of the prior year, the Company reported net income of $1,020,000 or 14 cents per diluted share on sales of $28,841,000.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, stated: “We are pleased with our performance in the Second Quarter; all indicators point upward. Sales increased 11% over the corresponding quarter of the prior year, and net income increased by 19%. At $17,426,000, new orders increased by 14%, and operating income of $1,017,000 improved 12% as well.

“Astro-Med continues to maintain its traditional strong financial condition while investing further in the development of new products and in strengthening its sales and marketing activities. Products introduced within the past year are receiving good market acceptance and several major new products are scheduled to be introduced later this year. Astro-Med is well positioned for significant continuing growth.”

On August 14, 2006, the Directors of Astro-Med declared the regular quarterly cash dividend of 5 cents per share payable on October 2, 2006 to shareholders of record on September 8, 2006.

The second quarter conference call will be held today, August 15, 2006, at 5:00 PM EDT. It will be broadcast in real time on the Internet through our website at www.astro-medinc.com. We invite you to log on and listen in or access the broadcast any time for up to 5 days following the event.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments employed around the world in a wide range of industrial, scientific, and medical applications.

ASTRO-MED, INC.

Consolidated Statements of Operations

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended			Six-Months Ended
	July 29, 2006	July 30, 2005		July 29, 2006	July 30, 2005
Net Sales	$16,267	$14,648		$31,908	$28,841

Gross Profit	6,996	6,331		13,272	12,019
	43.0%	43.2%		41.6%	41.7%
Operating Expenses:
Selling, General & Administrative	5,035	4,434		9,545	8,654
Research & Development	944	991		1,997	1,944
	5,979	5,425		11,542	10,598

Operating Income	1,017	906		1,730	1,421
	6.3%	6.2%		5.4%	4.9%

Other, Net	190	91		340	199

Income Before Taxes	1,208	997		2,070	1,620

Income Tax (Provision)	(468)	(375)		(787)	(600)

Net Income	$740	$622		$1,283	$1,020

Net Income Per Share - Basic	$0.11	$0.10	(1)	$0.19	$0.15	(1)
Net Income Per Share - Diluted	$0.10	$0.09	(1)	$0.17	$0.14	(1)

Weighted Average Number of Common Shares - Basic	6,717	6,595	(1)	6,721	6,596	(1)

Weighted Average Number of Common Shares - Diluted	7,380	7,160	(1)	7,349	7,150	(1)

Dividends Declared Per Common Share	$0 .050	$0.032		$0.100	$0.064

(1) Restated to reflect the Company’s 5 for 4 stock split declared by the Board of Directors on May 16, 2006

Selected Balance Sheet Data

In Thousands

(Unaudited)

	As of July 29, 2006	As of January 31, 2006
Cash & Marketable Securities	$14,980	$14,724
Current Assets	40,632	39,662
Total Assets	50,663	49,647
Current Liabilities	8,360	8,440
Shareholders’ Equity	41,365	40,301

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2006 annual report and its annual and quarterly filings with the Securities and Exchange Commission.